Exhibit 10

                        REAL ESTATE LEASE


This Lease Agreement (this "Lease") is made effective as of November 1, 1998, by and between Wagon Master ("Landlord"), and Color Strategies "Tenant"). The parties agree as follows:

PREMISES. Landlord, in consideration of the lease payments provided in this Lease, leases to Tenant working space, office space, and office equipment & materials (the "Premises") located at 3050 East 630 North St. George, UT. 84790

TERM. The lease term will begin on November 1, 1998 and will on month to month basis.

LEASE PAYMENTS. Tenant shall pay to Landlord in installments of $400.00 per month on the last day of each month after deferred period. Lease payments shall be made to the Landlord at 3050 East 630 North St. George, UT. 84790, as may be changed from time to time by Landlord.

POSSESSION. Tenant shall be entitled to possession on the first day of the term of this Lease, and shall yield possession to Landlord on the last day of the term of this Lease, unless otherwise agreed by both parties in writing.

PROPERTY INSURANCE. Landlord and Tenant shall each be responsible to maintain appropriate insurance for their respective interests in the Premises and property located on the Premises.

DEFAULTS. Tenant shall be in default of this Lease, if Tenant fails to fulfill any lease obligation or term by which Tenant is bound. Subject to any governing provisions of law to the contrary, if Tenant fails to cure any financial obligation within 15 day(s) (or any other obligation within 15 day(s)) after written notice of such default is provided by Landlord to Tenant, Landlord may take possession of the Premises without further notice, and without prejudicing Landlords rights to damages. In the alternative, Landlord may elect to cure any default and the cost of such action shall be added to Tenant's financial obligations under this Lease. Tenant shall pay all costs, damages, and expenses suffered by Landlord by reason of Tenant's defaults.

NOTICE. Notices under this Lease shall not be deemed valid unless given or served in writing and forwarded by mail, postage prepaid, addressed as follows:

LANDLORD:

Wagon Master
3050 E. 630 N.
St. George, UT. 84790

TENANT:

Color Strategies
5015 W. Sahara Ave., #219
Las Vegas, NV. 89146

Such addresses may be changed from time to time by either party by providing notice as set forth above.

ENTIRE AGREEMENT/AMENDMENT. This Lease Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Lease may be modified or amended in writing, if the writing is signed by the party obligated under the amendment.

SEVERABILITY. If any portion of this Lease shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Lease is invalid or unenforceable, but that by limiting such provision, it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

WAIVER. The failure of either party to enforce any provisions of this Lease shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Lease.

CUMULATIVE RIGHTS. The rights of the parties under this Lease are cumulative, and shall not be construed as exclusive unless otherwise required by law.

GOVERNING LAW. This Lease shall be construed in accordance with the laws of the state of Utah.

LANDLORD: Wagon Master

/s/ Jerry Tischner
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TENANT: Color Strategies

/s/ Tami Tischner
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President